EXHIBIT 12

BEFUMO & SCHAEFFER PLLC

A PROFESSIONAL FIRM WITH LAWYER AND NON-LAWYER PARTNERS

P.O. Box 65873 | Washington, DC 20035 | Phone: 202-669-0619 | Email: andrew@befumolaw.com

World Tree USA, LLC

Wendy Burton

1910 S. Stapley Dr., Ste 221

Mesa, AZ 85204

March 12, 2020

Re:	Offering Circular for World Tree USA, LLC on Form 1-A/A

To whom it may concern:

We have been retained by World Tree USA, LLC (the “Company”), in connection with Post-Qualification Amendment No. 1 to the Offering Circular (the “Offering Circular”) on Form 1-A, relating to the offering of 7,000,000 Series A 2019 Eco-Tree Units to be sold. You have requested that we render our opinion as to whether or not the securities proposed to be issued on terms set forth in the Offering Circular will be validly issued, fully paid, and non-assessable. The purchasers of the securities will have no obligation to make payments to the Company other than the price for the securities. Purchasers will not have any obligations to creditors of the Company due to the purchasers’ ownership of the Series A 2019 Eco-Tree Units.

In connection with the request, I have examined the following:

1.	Articles of Organization of the Company;
2.	Amended Operating Agreement of the Company; and
3.	The Offering Circular

I have examined such other corporate records and documents and have made such other examinations, as I have deemed relevant.

Based on the above examination, I am of the opinion that the securities of the Company to be issued pursuant to the Offering Circular are validly authorized and will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit and to the Offering Circular and to the reference to our firm under “Experts” in the related Prospectus. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission.

Sincerely,

/s/ Andrew J. Befumo, Esq.

Befumo & Schaeffer, PLLC